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                            DISTRIBUTION AGREEMENT

AGREEMENT made as of 1st day of January, 2001 between The Manufacturers Life Insurance Company (U.S.A.) ("ManUSA") a stock life insurance company domiciled in the state of Michigan, on its own behalf and on behalf of Separate Account A and any other Separate Accounts which ManUSA may create in the future ("Account") and ManEquity, Inc, ("ManEquity"), a Colorado corporation:

                                  WITNESSETH

WHEREAS, the Account is established and maintained by ManUSA pursuant to the laws of the state of Michigan for flexible premium variable life insurance policies issued by ManUSA (the "Policies"), under which income, gains and losses, whether or not realized, from assets allocated to such account, are, in accordance with the Policies, credited to or charged against such account without regard to other income, gains, or losses of ManUSA; and

WHEREAS, ManUSA has registered or will register the Account as a unit investment trust under the Investment Company Act of 1940 (the "Investment Company Act"); and

WHEREAS, ManEquity is registered as a broker-dealer under the Securities Exchange Act of 1934 ("Securities Exchange Act") and is a member of the National Association of Securities Dealers, Inc. (the "NASD") and

WHEREAS, ManUSA has registered or will register the Policies under the Securities Act of 1933 (the "Securities Act") and proposes to issue and sell the Policies through the Account to the public through ManEquity acting as principal underwriter for the Account;

NOW, THEREFORE in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the parties do hereby agree as follows

Section 1. Principal Underwriter.

(a)    Appointment

       ManUSA grants to ManEquity the exclusive right during the term of this Agreement, subject to the registration requirements of the Securities Act and the Investment Company Act and the provisions of the Securities Exchange Act, to be the distributor and principal underwriter of the Policies issued through the Account in each state or other jurisdiction where the Policies may legally be sold, including any supplementary

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       benefits which ManUSA may make available in connection therewith.
       ManEquity shall offer the Policies for sale and distribution at premium rates to be set by ManUSA.

(b)    Responsibilities

       ManEquity will assume full responsibility for the securities activities of, and for securities law compliance by, its associated persons, (as that term is defined in Section 3(a)(18) of the Securities Exchange Act) including, as applicable, compliance with the NASD Conduct Rules and Federal and State Laws and Regulations. ManEquity, directly or through ManUSA as its agent, will:

       (i) make timely filings with the SEC, NASD, and other regulatory authorities, of any sales literature or materials relating to the Account, as required by law to be filed; and

       (ii) make available to ManUSA copies of any agreements or plans intended for use in connection with the sale of the Policies in sufficient number and in adequate time for clearance by the appropriate regulatory authorities before they are used, and it is agreed that the parties will use their best efforts to obtain such clearance by the appropriate regulatory authorities before they are used and that the parties will use their best efforts to obtain such clearance as expeditiously as reasonably possible.

              ManEquity will train the associated persons, use its best efforts to prepare them to complete satisfactorily any and all applicable NASD and state qualification examinations, register the associated persons as its registered representatives before they engage in securities activities, and supervise and control them in the performance of such activities.

              ManEquity shall be under no obligation to effectuate any particular amount of sales of Policies or to promote or make sales, except to the extent ManEquity deems advisable or to the extent otherwise mutually agreed to by ManEquity and ManUSA.

Section 2. Dealer Agreements.

(a)    Authority

       ManEquity is hereby authorized to enter into separate written dealer agreements, on such terms and conditions as ManEquity may determine not inconsistent with this Agreement, with organizations which agree to participate in the distribution of the Policies and to use their best efforts to solicit applications for the Policies. Such organizations and their agents or representatives soliciting applications for Policies shall

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       be duly and appropriately licensed, registered or otherwise qualified for the sale of such Policies (and the riders and other policies offered in connection therewith) under the Insurance Laws and any applicable Blue Sky Laws of each state or other jurisdiction in which such Policies may be lawfully sold and in which ManUSA is licensed to sell the Policies. Each such organization shall be both registered as a broker/dealer under the Securities Exchange Act and a member of the NASD, or if not so registered or not such a member, then the agents and representatives of such organization soliciting applications for the Policies shall be agents and registered representatives of a broker/dealer and NASD member which is the parent of such organization and which maintains full responsibility for the training, supervision, and control of the agents or representatives selling the Policies.

(b)    Responsibilities

       ManEquity shall have the responsibility for supervision of all such organizations to the extent required by law and shall assume any legal responsibilities of ManUSA for the acts, commissions, or defalcations of any such organizations. Applications for the Policies solicited by such organizations through their agents or representatives shall be forwarded to ManUSA. All payments for the Policies shall be made by check to ManUSA and remitted promptly by such organizations to ManUSA.

Section 3. Payments and Costs.

(a) In connection with the sale of the Policies, ManEquity is responsible for all amounts (including the sales commissions described in the prospectus for the Policies) due to the sales representatives or to broker/dealers who have entered into dealer agreements with ManEquity.

(b) As between ManUSA and ManEquity, ManUSA will bear the cost of all services and expenses, including legal services and expenses and registration, filing and other fees, in connection with:

       (i) registering and qualifying the Account, the Policies and (to the extent requested by ManEquity) the associated persons with Federal and state regulatory authorities and the NASD, and

       (ii) printing and distributing all registration statements and prospectuses (including amendments), Policies, notices, periodic reports, proxy solicitation material, sales literature and advertising filed or distributed in connection with the sale of the Policies.

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Section 4. Life Insurance Agents.

(a)    ManEquity is authorized to appoint the organizations described in
       Section 2(a) above as independent general agents of ManUSA for the sale of the Policies and any supplementary benefits or policies in connection therewith. ManUSA will undertake to apply for life insurance agent appointments in the appropriate states or jurisdictions of the designated agents or representatives of those organizations so appointed by ManEquity; provided that ManUSA reserves the right to refuse to appoint any proposed agent, or once appointed to terminate the same,

(b) Anyone or any party selling the Policies must be duly licensed insurance producers. ManUSA shall have the responsibility for arranging for such agent appointments.

(c) All premium funds collected by ManEquity or any organization appointed by ManEquity pursuant to Section 2(a) above, or their representatives, shall be held at all times in a fiduciary capacity and promptly be forwarded to ManUSA.

Section 5. Suitability.

(a) ManUSA wishes to ensure that the Policies distributed by ManEquity will be issued to purchasers for whom the Policy will be suitable. ManEquity shall take reasonable steps to ensure that the various agents appointed by it, or cause the organizations appointed pursuant to 2(a) above to ensure that its representatives, shall not make recommendations to an applicant to purchase a Policy in the absence of reasonable grounds to believe that the purchase of the Policy is suitable for such applicant. ManEquity shall adhere, or cause the organizations so appointed to adhere, to the Standards of Suitability for the Policy adopted by ManUSA. The Standards of Suitability are set forth in Schedule A, which schedule is incorporated herein. While not limited to the following, a determination of suitability shall be based on information furnished to an agent after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and the likelihood that the applicant will persist with the Policy for such a period of time that ManUSA's acquisition costs are amortized over a reasonable period of time.

(b) ManUSA, however, retains the ultimate right of control over and responsibility for, marketing the Policies.

(c) ManUSA also retains the right to reject applications for the Policies and maintains responsibility for all insurance underwriting aspects in connection with such applications.

Section 6. Promotion Materials.

ManEquity shall have the responsibility for consulting with respect to the design and the drafting and legal review and filing of sales promotion materials, and for the preparation of individual

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sales proposals related to the sale of the Policies. All sales and promotional materials for the Policies must first be reviewed and approved by ManUSA. ManEquity and any organization appointed by ManEquity pursuant to Section 2(a) above shall not give any information or make any representations concerning any aspect of the Policies or ManUSA's operations to any person or entity unless such information or representations are contained in the prospectuses for the Policies, or are contained in sales or promotional materials approved by ManUSA

Section 7. Reports.

ManEquity shall have the responsibility for maintaining the records of agents licensed, registered and otherwise qualified to sell the Policies; calculating and furnishing periodic reports to ManUSA of the commissions and service fees payable to agents, brokers, general agents and sales managers of ManUSA and its affiliates; and for furnishing periodic reports to ManUSA as to the sale of Policies made pursuant to this Agreement.

Section 8. Records.

ManEquity shall maintain and preserve such accounts, books and other documents as are required of it by applicable laws and regulations. The books, accounts and records of ManUSA, the Account and ManEquity as to all transactions hereunder shall be maintained so as to clearly and accurately disclose the nature and details of the transactions, including such accounting information as necessary to support the reasonableness of the amounts to be paid by ManUSA hereunder. Without limiting the foregoing, ManEquity will:

(a) maintain and preserve in accordance with Rules 17a-3 and 17a-4 under the Securities Exchange Act all books and records required to be maintained in connection with the offer and sale of the Policies, which books and records shall remain the property of ManEquity and shall be subject to inspection by the Securities and Exchange Commission ("SEC") in accordance with Section 17(a) of the Securities Exchange Act; and

(b) before or upon completion of each transaction for which a confirmation is legally required, send a written confirmation for each such transaction reflecting the facts of the transaction.

(c) ManUSA shall have access to the books and records maintained by ManEquity pursuant to this Agreement and shall have the right to inspect, audit, and copy same.

Section 9. Compensation.

For the services rendered, expenses assumed and the continuing obligations set forth herein, ManEquity shall receive from ManUSA such amounts and at such times as may from time to time be agreed upon by ManEquity and ManUSA.

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Section 10. Liability for Other Party.

Neither party to this Agreement shall be liable to the other for any action taken or omitted by it, or any of its officers, agents or employees, in performing their responsibilities under this Agreement in good faith and without gross negligence, willful misfeasance or reckless disregard of such responsibilities, unless otherwise mutually agreed in writing.

Section 11. Notification of Parties.

Both parties to this Agreement shall advise the other promptly of

(a) Any action of the SEC or any authorities of any state or other jurisdiction, of which it has knowledge, affecting registration or qualification of the Account or the Policies, or the right to offer the Policies for sale; and

(b) the happening of any event which makes untrue any statement, or which requires the making of any change, in the registration statements or prospectuses in order to make the statements therein not misleading.

Section 12. Investigation and Proceedings.

(a) ManEquity and ManUSA agree to cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Policies distributed under this Agreement. ManEquity and ManUSA further agree to cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to ManUSA, ManEquity, their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with Policies distributed under this Agreement. Without limiting the foregoing:

       (i) ManEquity will be notified promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by ManUSA with respect to ManEquity or any agent or representative or which may affect ManUSA's issuance of any Policy marketed under this Agreement;

       (ii) ManEquity will promptly notify ManUSA of any customer complaint or notice of any regulatory investigation or proceeding received by ManEquity or its affiliates with respect to ManEquity or any agent or representative in connection with any Policy distributed under this Agreement or any activity in connection with any such Policy.

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(b)    In the case of a customer complaint, ManEquity and ManUSA will cooperate in investigating such complaint and any response to such complaint will be sent to the other party to this Agreement for approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or fax

Section 13. Guarantee.

ManUSA undertakes to guarantee the performance of any obligations ManEquity may have pursuant to Section 27(f) of the Investment Company Act, as amended, and paragraph (b) of Rule 27d-2 adopted by the Securities and Exchange Commission, to make refunds of charges required of the principal underwriter of Policies issued in connection with the Account.

Section 14. Termination.

This Agreement shall terminate automatically if it shall be assigned. This Agreement may be terminated at any time by either party hereto on 60 days' written notice to the other party hereto, without the payment of any penalty. Upon termination of this Agreement all authorizations, rights and obligations shall cease except:

(a) the obligation to settle accounts hereunder, including commissions on premiums subsequently received for Policies in effect at the time of termination; and

(b)    the agreements contained in paragraphs 11 and 12 hereof.

Section 15. Regulation.

(a) This Agreement shall be subject to the provisions of the Investment Company Act and the Securities Exchange Act and the rules, regulations, and rulings thereunder and to the NASD, from time to time in effect, including such exemptions from the Investment Company Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

(b) ManEquity shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Account, present or future, any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

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Section 16. Severability.

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had ever been contained therein.

Section 17. Governing Law.

This Agreement shall be construed in accordance with and governed by the laws of the state of Michigan.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal by their duly authorized officers as of the date first mentioned above.

                                             THE MANUFACTURERS LIFE INSURANCE
                                             COMPANY (U.S.A.)

                                             By:  /s/ John Ostler
                                                  -----------------------------
                                                  John Ostler
                                             Its: Vice President & Chief
                                                  Financial Officer

                                             MANEQUITY,INC.

                                             By:  /s/ Gary Buchanan
                                                  -----------------------------
                                                  Gary Buchanan
                                             Its: President

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                                                                     SCHEDULE A

               THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)

                           STANDARDS OF SUITABILITY

RESOLVED, that the following Standards of Suitability which express the policy of the Company with respect to determining the suitability for applicants for variable life insurance policies be adopted:

1. No recommendation shall be made to a potential applicant to purchase a variable life insurance policy and no variable life insurance policy shall be issued in the absence of reasonable grounds to believe that the purchase of such policy is not unsuitable for such applicant on the basis of information furnished after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and any other information known to the Company or to the agent making the recommendation.

2. Lapse rates for variable life insurance within the first two policy years which are significantly higher than both those encountered by the Company or any affiliate for corresponding fixed benefit life insurance policies and lapse rates of other insurers issuing variable life insurance policies shall be considered in determining whether the above guidelines adopted by the Company are reasonable and also whether the Company and its agents are engaging, as a general business practice, in the sale of variable life insurance to persons for whom it is unsuitable. For purposes of this Clause
    (2), conversions from variable life insurance to fixed benefit life insurance policies pursuant to the NAIC Model Variable Life Insurance Regulation shall not be considered lapses.

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